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                                                                   Exhibit 10.47

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT, dated as of July 18, 2000 (the "Effective Date"), is made by and between Craig M. Kanarick, residing at 259 West 15th Street, #2C, New York, New York, 10011 ("Executive") and Razorfish, Inc., a Delaware corporation having its principal executive offices at 32 Mercer Street, New York, New York 10013 (the "Company").

     WHEREAS, Executive has been serving the Company as Chief Scientist pursuant to that employment agreement dated September 18, 1996 (the "Original Employment Agreement") a copy of which is attached hereto as Exhibit A;

     WHEREAS, pursuant to the Original Employment Agreement, the Executive has agreed to furnish services to the Company through and including December 31, 2001 (the "Original Expiration Date") as that period may be extended in accordance with the terms and conditions of the Original Employment Agreement;

     WHEREAS, the Company has determined that it is advisable and in the best interests of the Company to secure the continued service and employment of Executive on behalf of the Company in accordance with the terms and conditions of this agreement (the "Agreement") and Executive is willing to render such services to the Company on the terms and conditions set forth herein; and

     WHEREAS, this Agreement shall serve as a mutual termination and release with respect to the Original Employment Agreement;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.  Position and Responsibilities.
         ------------------------------

         1.01 Position. Executive shall serve as Chief Scientist and member of
              --------
the Board of Directors of the Company (the "Board"). In this capacity Executive shall, subject to the bylaws of the Company, have all the authority and responsibility customarily associated with such positions in a company of the size and nature of the Company. Executive shall report directly and solely to the Chief Executive Officer (the "CEO"). The CEO shall either vote or recommend to the shareholders of the Company at each meeting of shareholders of the Company held for the election of directors, as appropriate, that during the Term (as defined in paragraph 2.01 below) Executive be elected as a director of the Company.

         1.02 Responsibilities. During the Term hereof, Executive shall devote
              ----------------
substantially all of his business time and his efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder provided, however, that
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Executive may also engage in any or all of the following activities so long as such engagement does not, in the aggregate, materially interfere with the proper performance of his duties and responsibilities for the Company:

          (a) serve as a member of the board of directors of a reasonable number of other business entities, trade associations and/or charitable organizations (consistent with the policies, if any, adopted by the Board and after giving notice to the Company's General Counsel);

          (b) engage in charitable activities and community affairs;

          (c) accept and fulfill a reasonable number of speaking engagements;

          (d) manage his personal investments and affairs;

          (e) continue his involvement with Razorfish Studios, Inc.; and

          (f) devote time to other ventures in which the Company has a direct or indirect equity interest.

 2.  Term, Termination and Expiration of Employment.
     ----------------------------------------------

     2.01  Term.  Subject to the terms of this Agreement, Executive's employment
           ----
under this Agreement shall commence as of the Effective Date and continue through December 31, 2004, unless sooner terminated as provided for in this Agreement (the "Initial Term"). Unless this Agreement shall have been terminated earlier in accordance with the provisions hereof, at the end of the Initial Term, and on each subsequent annual anniversary of that date thereafter, the Agreement shall be extended automatically for an additional one (1) year period unless either party hereto gives the other party written notice of non-extension at least one hundred twenty (120) days prior to the otherwise scheduled expiration of the term. The Initial Term together with any extended periods shall be referred to herein as the "Term".

     2.02  Termination for Cause.
           ---------------------

          (a) The Company shall have the right to terminate the employment of Executive for Cause (as defined in Section 2.02(b) below). Effective as of the date that the employment of Executive terminates by reason of Cause:

               (i) this Agreement shall terminate and no further payments of the compensation described in Section 3 (except for such remaining payments of Minimum Annual Compensation under Section 3.01 relating to periods during which Executive was employed by the Company, Benefits which are required by applicable law to be continued, a lump-sum payout for accrued, but unused, vacation days

                                       2
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and reimbursement of expenses incurred prior to the date of termination under
Section 3.03) shall be made; and

               (ii) any stock options granted by the Company to Executive during the Term hereof and during the term of the Original Employment Agreement, which have not vested, shall be forfeited by Executive.

          (b) "Cause" for termination shall mean:

               (i) The Executive's repeated failure or refusal to materially perform his duties and responsibilities as set forth in this Agreement, or, subject to the engagement of the activities set forth in Section 1.02 above, the failure of the Executive to devote substantially all of his business time and attention to the business and affairs of the Company in accordance with the terms hereof;

               (ii) The willful misappropriation of the funds or property of the Company;

               (iii) Conviction in a court of law of, or entering a plea of guilty or no contest to, any felony involving moral turpitude; and

               (iv) The commission by the Executive of any willful or intentional act which substantially injures the reputation, business or business relationships of the Company, including without limitation, a willful or intentional breach of the provisions of Section 5 of this Agreement.

          (c) Notwithstanding the foregoing, there shall be no termination for Cause without Executive first being given written notice by the CEO, an opportunity to be heard before the CEO and an opportunity to cure the actions or omissions giving rise to "Cause" (to the extent such cure is reasonably possible) within a reasonable time period.

     2.03  Termination Without Cause or by Executive for Good Reason.
           ---------------------------------------------------------

          (a) If during the Term hereof the Company terminates the employment of Executive and such termination is not for Cause or due to a notice of non-renewal pursuant to Section 2.01, or Executive terminates his employment hereunder for "Good Reason" (defined in Section 2.03(d) below), then:

               (i) The Company shall pay to Executive pursuant to Section 2.03(b) below an amount equal to the monthly portion of Executive's Minimum Annual Compensation as in effect on the date of such termination for the greater of thirty-six (36) months and the number of months remaining in the then-scheduled term of this Agreement (the "Severance Period") plus a lump-sum payout in respect of accrued, but unused, vacation days;

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               (ii) The Company shall pay to the Executive the Termination Bonus
(as defined in Section 2.03(c) below);

               (iii) All stock options granted by the Company to Executive during the Term hereof and during the term of the Original Employment Agreement shall accelerate and become immediately exercisable and shall remain exercisable pursuant to the terms of the applicable stock option plans;

               (iv) Executive shall be entitled to continue his participation in all medical, dental, vision, prescription drug, hospitalization and life insurance coverages and in all other employee welfare plans, programs and arrangements (collectively, "Health Benefit Plans") in which he was participating on the date termination in accordance with 2.03(a) until the sooner of the expiration of the Severance Period and the date (or dates) that Executive receives equivalent coverages and benefits under the plans and programs of any subsequent employer. In the event that any Health Benefit Plans do not permit his continued participation, the Company shall provide to Executive, on a quarterly basis, the economic equivalent of such Health Benefit Plans in which Executive may not participate on an after-tax basis; and

               (v) The Company shall pay to the Executive an amount equal to the unused vacation days which have accrued (regardless of the Company's policy regarding unused vacation day roll over) during any year up to the date of such termination.

          (b) Payments to be made to Executive pursuant to Section 2.03(a)(i), 2.03(a)(ii) and 2.03(a)(v) shall be payable promptly following termination pursuant to Section 2.03(a).

          (c) As used in this Agreement, "Termination Bonus" shall mean an amount equal to the greater of (i) Executive's actual bonus earned for the year preceding the year in which such termination occurs, and (ii) the Executive's target bonus for the year of such termination multiplied by two (2).

          (d) For purposes of this Agreement, Executive shall be deemed to have "Good Reason" to terminate this Agreement following the occurrence without Executive's consent of any of the events enumerated in this Section 2.03(d) provided that Executive first deliver to the Company twenty (20) days written notice of such intended termination and provided further that the Company fails to cure any such events indicated in such notice (to the extent such cure is reasonably possible) within a reasonable time period:

               (i) any reduction in Executive's Minimum Annual Compensation, target percentage of Executive's Annual Bonus or any other material employee benefit or perquisite enjoyed by Executive other than as part of an overall reduction in such benefits or perquisites applying to the Company's senior executives generally;

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               (ii) any failure to continue Executive as Chief Scientist and member of the Board;

               (iii) any material diminution in Executive's duties or the assignment to Executive of duties that are materially inconsistent with Executive's then current duties;

               (iv) any other material breach by the Company of any of the provisions described in this Agreement;

               (v) the occurrence of a Change in Control (provided that Executive remains employed with the Company for six (6) months thereafter); or

               (vi) failure to obtain the assumption of Executive's employment agreement by any successor to all or substantially all of the business or assets of the Company.

    2.04  Expiration or Voluntary Termination.
          -----------------------------------

          (a) In the event that this Agreement shall expire in accordance with the terms of Section 2.01:

               (i) no further payments of the compensation described in Section 3 shall be due to the Executive by the Company (except for such remaining payments of Minimum Annual Compensation under Section 3.01 relating to periods during which Executive was employed by the Company, Benefits which are required by applicable law to be continued, a lump-sum payout for accrued, but unused, vacation days and reimbursement of expenses incurred prior to the date of expiration of the Term under Section 3.03);

               (ii) any vested stock options granted by the Company to Executive during the Term hereof and during the term of the Original Employment Agreement shall remain exercisable for a period of no less than two (2) years following the date of expiration of the Term;

               (iii) if the Term hereof expires pursuant to notice given by the Company to Executive in accordance with Section 2.01, any unvested stock option granted by the Company to Executive during the then scheduled Term hereof and during the term of the Original Employment Agreement shall accelerate and become immediately exercisable, as of the date of such termination, to the extent the same was scheduled to become vested on or before the first anniversary of the date of such termination; and

               (iv) the Executive shall have a period (the "Cause Exercise Period") of no less than the number of days reasonably required to permit the

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sale of shares of the Company's stock acquired by Executive upon the exercise of options due to the status of Executive as an "affiliate" of the Company as such term is used under the Securities Act of 1933, as amended, together with all rules and regulations promulgated pursuant thereto provided, however, that such Cause Exercise Period shall in no event be less than thirty (30) days.

          (b) In the event that Executive voluntarily terminates this Agreement, Executive shall have the same rights as are set forth in Section 2.02(a) above. Notwithstanding anything set forth in this Agreement to the contrary, voluntary termination of this Agreement by Executive shall not be deemed a breach of this Agreement.

    2.05  Death.
          -----

          (a) In the event of Executive's death during the Term hereof:

               (i) This Agreement shall terminate except as provided in this
Section 2.05;

               (ii) The Company shall pay promptly in one lump sum by wire transfer of same day funds to Executive's beneficiary or beneficiaries (or to his estate if he fails to make such designation):

                   (A) one fourth (1/4) of Executive's Minimum Annual Compensation (as defined in paragraph 3.01 below) as in effect on the date of his death;

                   (B) a Pro Rata Annual Bonus (as defined in Section 2.05(c) below; and

                   (C) a lump-sum payout in respect of accrued, but unused, vacation days;

               (iii) All stock options granted by the Company to Executive during the Term hereof and during the term of the Original Employment Agreement shall accelerate and become immediately exercisable and shall remain exercisable for a period no less than two (2) years following the date of Executive's death.

          (b) Executive may designate one or more beneficiaries for the purposes of this Section by making a written designation and delivering such designation to the Chief Financial Officer or Treasurer of the Company. If Executive makes more than one such written designation, the designation last received before Executive's death shall control for purposes of determining payments made pursuant to this Section 2.05.

          (c) As used in this Agreement, "Pro Rata Bonus" shall mean the greater of the Executive's target Annual Bonus (as defined in Section 3.02 below) for

                                       6
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the year of termination and the amount of Executive's actual Annual Bonus earned for the year preceding the year of such termination.

    2.06  Disability.
          ----------

          (a) In the event Executive shall sustain a Disability (as defined in Section 2.06(b) below) during the Term hereof:

               (i) This Agreement shall terminate as of the date of certification of Executive's Disability except as provided in this Section 2.06;

               (ii) The Company shall pay to Executive:

                   (A) for the period commencing as of the date of certification of Executive's Disability (as more particularly described in Section 2.06(b)) and continuing until the earliest of (i) the cessation of Executive's Disability; (ii) Executive's death; or (iii) attainment of the age of sixty-five
(65) disability benefits in accordance with the Company's applicable long-term disability program then in effect but in no event less than sixty percent (60%) of Executive's Minimum Annual Compensation as in effect on the date of such certification, subject to annual adjustment based upon increases in the Consumer Price Index; and

                   (B) a Pro Rata Annual Bonus promptly in one lump sum by wire transfer of same day funds; and

                   (C) a lump-sum payout in respect of accrued, but unused, vacation days; and

               (iii) All stock options granted by the Company to Executive during the Term hereof and during the term of the Original Employment Agreement shall accelerate and become immediately exercisable and shall remain exercisable for a period no less than two (2) years following the date of certification of Executive's Disability; and

               (iv) Executive shall be entitled to continue his participation in all Health Benefit Plans in which he was participating on the date termination in accordance with 2.06(a)(i) until the earliest of (i) the cessation of Executive's Disability; (ii) Executive's death; or (iii) attainment of the age of sixty-five (65). In the event that any Health Benefit Plans do not permit his continued participation, the Company shall provide to Executive, on a quarterly basis, the economic equivalent of such Health Benefit Plans in which Executive may not participate on an after-tax basis.

          (b) As used in this Agreement, "Disability" means the inability of Executive to perform his duties for the Company because of mental or physical incapacity for one hundred eighty (180) days in any two hundred seventy (270) day period

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as shall have been certified by a licensed and qualified physician selected by the Company.

    2.07  Change of Control.
          -----------------

          (a) If at any time during the term of this Agreement there is a "Change in Control" (defined below):

               (i) All stock options granted by the Company to Executive during the Term hereof and during the term of the Original Employment Agreement shall accelerate and become immediately exercisable and shall remain exercisable for the balance of any such option's stated term pursuant to applicable stock option plans;

               (ii) All perquisites more particularly set forth in Sections 3.03(b), 3.03(d), 3.03(e)(if any) and Benefits, if any, provided in accordance with 3.04 below shall become immediately vested; and

               (iii) Executive shall be entitled to receive other benefits, if any, that apply in the event of a Change of Control in accordance with applicable written plans, programs and arrangements of the Company; provided that no such benefit is duplicative of the type of benefit provided for under this Agreement.

          (b) For purposes of this Agreement, "Change in Control" shall mean the occurrence of one or more of the following three events:

               (i) After the Effective Date, any Person becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a percentage of the voting securities of the Company, measured either by number of voting securities or by number of votes entitled to be cast, that is thirty-five percent (35%) more than the percentage (if any) of the voting securities of the Company, measured in either fashion, that such Person beneficially owned on the Effective Date. For purposes of this Agreement, "Person" shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as "persons" in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended;

               (ii) a majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided, however, that any individual becoming a director subsequent to such date whose election or nomination for election was supported by a two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or

               (iii) (x) the Company merges or otherwise combines with another entity, or (y) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation or other transaction or series of transactions (collectively, a "Triggering Event"), unless the holders of voting securities of the Company immediately prior to such Triggering Event own, directly or indirectly, by reason of their ownership of voting securities of the Company immediately prior to such Triggering Event, more than 66 2/3% of the voting securities of: (A) in the case of a merger or other combination involving the Company, the surviving corporation therein, and
(B) in any other case, the entity or entities, if any, that succeed to the business of the Company.

     2.08 No Mitigation or Offset. In the event of any termination of
          -----------------------
Executive's employment hereunder, Executive shall be under no obligation to seek other employment and the Company shall not be entitled to offset against any amounts due to Executive (other than as expressly provided in Sections 2.03(a)(iv)) on account of any remuneration attributable to any subsequent employment that Executive may obtain or any claims the Company may have against Executive.

  3. Compensation and Benefits.
     -------------------------

     3.01 Salary. During the period of this Agreement, the Company shall pay to
          ------
Executive a base salary at an annual rate of Four Hundred Thousand ($400,000) ("Minimum Annual Compensation") and shall be payable in installments in accordance with Company policy. The CEO shall review the base salary annually, and may in its sole discretion increase it to reflect performance, appropriate industry guideline data and other factors. At no time during the Term shall Executive's annual base salary fall below the Minimum Annual Compensation without the prior written consent of Executive.

     3.02 Bonus.
          -----

          (a) Executive shall receive an annual bonus in a target amount equal to One Hundred Percent (100%) (the "Target Percentage") of the Minimum Annual Compensation (the "Annual Bonus"), as the same may be increased during the Term upon the attainment by the Company and the Executive of certain goals as determined by the CEO in consultation with the Executive at the commencement of each year (the "Annual Targets"). In the event that no Annual Targets are set in any year, the Annual Bonus for such year shall be determined by the CEO based on Executive's work performance and contribution to the Company and the Company's performance, as evaluated by the CEO. The Company shall conduct Executive performance reviews in accordance with the Company policy. Annual bonuses shall be paid to Executive no later than ninety (90) days following the conclusion of the preceding annual period (the "Bonus Payment Date").

          (b) (i) Executive shall receive options (each an "Initial Option") to acquire five hundred thousand (500,000) shares of the common stock of the Company (the "Common Stock") at the closing market price of the Common Stock as of the first date immediately following the Effective Date upon which such Options shall be available for grant by the Company to the Executive in accordance with the Company's option plans:. In addition to the Initial Options, Executive shall receive an annual grant of bonus options (each a "Bonus Option") consisting of a minimum of twenty-five percent (25%) of the amount of shares subject to the Initial Option granted in the preceding annual period, as determined by the CEO in his sole discretion. The actual percentage of the Bonus Options to be granted shall be determined as a part of a review process conducted by the CEO during which the CEO shall, in his discretion, consider Executive's work performance and contribution to the Company and the Company's performance for the immediately preceding annual period, and such Bonus Option shall be granted no later than the Bonus Payment Date following such annual period. The Initial Options together with Bonus Options, if any, shall be referred to herein as "Options".

               (ii) Options shall become exercisable as to one thirty- sixth (1/36) of such Options each month, beginning on the date of the grant of such Options. Notwithstanding anything set foth herein to the contrary, Initial and Bonus Options shall become fully exercisable (if not already fully exercisable) and thereafter remain fully exercisable for the balance of their ten year term irrespective of any subsequent termination of Executive's employment, on the first day on which the twenty-trading-day-average closing market price of a share of Common Stock equals, or exceeds two hundred percent (200%) of its market value on the date of the grant of such option.


               (iii) Options may be transferred by Executive, in whole or in part:

                   (A) gratuitously to any "family member" as such term is currently defined in Section (A)(1)(a)(5) of the General Instructions to Securities Exchange Commission Form S-8 (the "S8 Section");

                   (B) in any transfer described in clause (ii) of such S8 Section;

                   (C) by will; and

                   (D) by the laws of descent and distribution.

               (iv) Executive may elect, on six (6) month's notice to the Company, to defer gains realized upon (or in connection with) exercise of any Option, consistent with limitations necessary to avoid any charge to the Company's earnings or to defer taxation.

               (v) Securities received on exercise of any Option shall be, and shall remain fully registered on Form S-8 or qualified (both for issuance and resale) under applicable federal and state securities laws to the extent such securities are listed, or qualified for trading, on a national securities exchange or national market system.

               (vi) On any merger, consolidation, reorganization, recapitalization, spin-off, combination, share exchange, liquidation, distribution of securities or other property in respect of shares or other securities (other than ordinary cash dividends) of the Company, or other change in corporate structure or capitalization affecting the rights or value of the securities subject to an Option, the Board shall make such appropriate adjustments as it shall determine, reasonably and in good faith, in the number and/or kind of securities subject to the Option and/or in the exercise price and/or in its other terms and conditions, and/or shall make appropriate provision(s), reasonably and in good faith, for supplemental payments of cash, securities and/or other property, so as to avoid substantial dilution or enlargement of the rights and economic value represented by the Options.

          (c) Notwithstanding the provisions of Section 3.02(b) above, Executive shall be eligible to receive additional equity in the form of stock options or otherwise and other long-term incentive awards during the Term at levels and on terms and conditions consistent with both his positions and with corresponding awards (if any) to other senior executives of the Company.

          (d) Notwithstanding any provision herein to the contrary, an Option shall in all events comply with the terms of the stock option plan under which the Option was granted.

    3.03  Reimbursement of Expenses and Certain Other Benefits.
          ----------------------------------------------------

          (a) The Company shall promptly reimburse Executive for reasonable business expenses incurred on behalf of the Company in accordance with the Company policy for senior Executives upon presentation of appropriate receipts. The Company shall also reimburse Executive for all legal expenses reasonably incurred in negotiating and documenting his employment arrangements with the Company.

          (b) Commencing no later than January 1, 2001, Executive shall be entitled to participate in a deferred compensation program under which Executive may defer salary, annual bonuses and other cash compensation payments.

          (c) During the term of this Agreement, Executive shall be entitled to four (4) weeks of paid vacation per annum accrued in accordance with and otherwise subject to the Company's vacation policies for senior executives, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. In the event that any portion of such four (4) weeks of paid vacation are not used by Executive in any annual period, the Executive shall be entitled to carry forward such unused vacation time in accordance with the Company's policies.

          (d) The Company shall provide on Executive's behalf Directors and Officers insurance coverage during the Term hereof and for the period of six (6) years immediately following the expiration or sooner termination of the Term on terms no less favorable than those applying to any other present or former Board member or officer of the Company.

          (e) In addition to the perquisites described in Section 3.03(a) through 3.03(e) above, Executive shall participate in any other perquisites as are generally made available to other senior executives, in each case at a level and on terms and conditions consistent with his position and no less favorable than those provided to other senior executives.

     3.04 Benefits.  In addition to the compensation payable to
          --------
Executive pursuant to Section 3.01 and Section 3.02 above and the perquisites provided to Executive in accordance with Section 3.03 above, Executive shall participate in any Benefits (as defined in this Section 3.04 below) which the Company from time to time may offer to or provide for its senior Executives in each case at a level, an on terms and conditions, consistent with his positions and no less favorable that those provided to any other senior executive. For purposes of this Agreement, "Benefits" shall mean all the benefits approved by the Board from time to time and established by the Company for the benefit of Executives generally and/or for senior Executives of the Company as a class, which may include, but not be limited to, retirement, deferred compensation and savings plans, medical, dental, vision, prescription drug and hospitalization plans, life insurance, short- and long-term disability programs, accidental death and dismemberment protection and travel accident insurance. Benefits paid to Executive shall not be deemed to be in lieu of other compensation to Executive hereunder as described in this
Section 3.

     3.05 Taxes.
          -----

          (a) Executive recognizes that the compensation, benefits and other amounts provided by the Company under this Agreement may be subject to federal, state or local income taxes. It is expressly understood and agreed that all such taxes shall be the responsibility of Executive. To the extent that federal, state or local law requires withholding of taxes on compensation, benefits or other amounts provided under this Agreement, the Company shall withhold the necessary amounts from the amounts payable to Executive under this Agreement.

          (b) If it is determined, by the Company's independent public accountants in consultations with the Company's independent legal counsel, that any amount payable to the Executive by the Company under this Agreement, would constitute an "Excess Parachute Payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to the Executive a "gross up" amount equal to the amount of such excise tax and all federal and state income or other taxes with respect to payment of such excise tax, including all taxes with respect to such gross up amount. The highest marginal tax rate applicable to individuals at the time of the payment of such amount shall be used to determine the federal and state income and other taxes with respect thereto. The Company shall withhold from any amounts paid under this Agreement the amount of any such excise tax or other federal, state or local taxes then required to be withheld.


     4.   Ownership of and Rights to Proprietary Information.
          --------------------------------------------------

          4.01 Executive hereby agrees to assign and does assign to the Company all of Executive's right, title and interest in any and all proprietary information discovered, conceived, developed, created or reduced to practice by Executive personally or jointly with others in the course of performing services under this Agreement. Executive agrees to disclose to the Company the existence of all such proprietary information, and further agrees to execute and deliver promptly all proper papers and perform all proper legal acts which the Company deems necessary or desirable to vest in the Company all of Executive's right, title and interest in and to such proprietary information, to enable the Company to file patent applications, and obtain and maintain Letters Patent with respect to patentable material and to enable the Company to confirm or perfect its rights in copyrightable material. Executive agrees that all proprietary information which is subject to United States Copyright Law is a "work made for hire," and in the event that it is determined that any such work is deemed not to be a work made for hire, the foregoing assignment and agreement to assign shall apply.

          4.02 The Company agrees that it shall have no right, title or interest in any proprietary information for which no equipment, supplies, facility or trade secret information of the Company was used, and which was developed entirely apart from the services performed by Executive under this Agreement, and which does not relate to or result from Executive's work under this Agreement. Executive represents that, except as disclosed to the Company in writing as of the date hereof and attached hereto, all material created or submitted by Executive for or to the Company (excluding any material which is assigned by the Company to Executive for preparation) shall not be subject to an obligation of confidentiality in favor of, or infringe upon or violate any rights of any third person, including but not limited to any right or interest in any copyright, patent or trade secret rights.

          4.03 "Proprietary information," for purposes of this Agreement, includes but shall not be limited to any trade secret (as defined in the Uniform Trade Secrets Act), any inventions, improvements and ideas, whether or not patentable, or know-how relating thereto, any material which is protected by copyright and any other Confidential Information (as defined in Section 5.02(c) below).

     5.   Competition and Confidentiality.
          -------------------------------

          5.01  Competition.  Executive agrees that his services hereunder
                -----------
are of a special, unique, extraordinary and intellectual character, and his position with the Company places him in a position of confidence and trust with the clients and employees of the Company. Executive acknowledges that the rendering of services to the clients of the Company necessarily requires the disclosure to Executive of confidential information and trade secrets of the Company (such as, without limitation, proprietary software programs, marketing plans, media plans, budgets, corporate policies, client preferences and policies, and the identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers). The parties hereto agree that in the course of Executive's employment with the Company, Executive has and shall continue to develop a personal relationship with the Company's clients and a knowledge of those clients' affairs and requirements, and that the relationship of the Company with its established clientele shall therefore be placed in Executive's hands in confidence and trust. Executive consequently agrees that it is reasonable and necessary for the protection of the trade secrets, goodwill and business of the Company that Executive make the covenants contained herein. Accordingly, Executive agrees that while he is in the employ of the Company and for a six (6) month period after the expiration or sooner termination of the Term pursuant to Sections 2.02 and 2.04, he shall not except on behalf of the Company, directly or indirectly, and regardless of the reason for his ceasing to be employed by the Company:

          (a) attempt in any manner to solicit from any client business of the type performed by the Company or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonable expected to do with the Company, whether or not the relationship between the

Company and such client was originally established in whole or in part through his efforts; or

          (b) solicit to employ any employee or exclusive consultant who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Company, or persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company; or

          (c) render to or for any client any services of the type rendered by the Company.

As used in this Section 5.01, the "Company" shall include subsidiaries of the Company and the term "client" shall mean (1) anyone who is a client of the Company on the date of expiration or sooner termination of the Term hereof or, if Executive's employment shall not have terminated, at the time of the alleged prohibited conduct (the "Determination Date"); (2) anyone who was a client of the Company at any time during the one year period immediately preceding the Determination Date; and (3) any prospective clients to whom the Company had made a new business presentation at any time during the one year period immediately preceding the Determination Date.

     5.02 Confidentiality.
          ---------------

          (a) Executive shall not, during the Term and thereafter, disclose confidential information of the Company (other than to an Executive of the Company or to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of services hereunder) and shall not use confidential information of the Company for any purpose beyond the performance of services under this Agreement without the prior written consent of the Company. Executive shall have no obligation hereunder to keep confidential any confidential information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. All confidential information shall remain the property of the Company. Upon expiration or sooner termination of the Term hereof, Executive shall return to the Company all documents, records, plans, designs, notebooks and other evidences, including all copies thereof, of information, including proprietary information or confidential information, obtained by Executive during his employment.

          (b) "Confidential information," for purposes of this Agreement shall mean all information maintained in confidence by the Company. It includes, but is not limited to, all information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, other persons who can derive economic value from its disclosure or use.

It includes, but is not limited to, proprietary information and information relating to such business matters as research and development, manufacturing processes, management systems and techniques, the identity and profiles of customers and suppliers and sales and marketing plans and information. Such information may be marked as confidential or proprietary, or received under circumstances reasonably interpreted as imposing an obligation of confidentiality. Such information does not lose its status as confidential information merely because it was known by a limited number of persons or entities other than Executive or because it was not entirely originated by the Company. Confidential information does not include information which Executive can show is or becomes generally available to the public without fault of Executive, or which is obtained without restriction on publication or use from a third party having the right to disclose the same. Executive acknowledges that the confidential information of the Company is a valuable, special and unique asset of the Company, and that any disclosure of such confidential information may be materially damaging to the Company.

     5.03 (a) The parties acknowledge that the type and periods of restriction imposed in the provisions of Sections 5.01 and 5.02 above are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of Sections 5.01 and 5.02 have been specifically negotiated by sophisticated commercial parties, it being understood that the clients of the Company may be serviced from any location and accordingly it is reasonable that the restrictive covenants set forth herein are not limited by narrow geographic area but generally by the location of such clients and potential clients. Executive specifically acknowledges that his being restricted from servicing clients and prospective clients as contemplated by this Agreement shall not prevent him from being employed or earning a livelihood in the type of business conducted by the Company.

          (b) If any of the covenants in Sections 5.01 or 5.02 above, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in Sections 5.01 or 5.02, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, such provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.01 and 5.02 above upon the courts of any state or other jurisdiction within the geographical scope of such covenants in which a breach or alleged breach of a covenant contained in Section 5.01 or 5.02 has been alleged to have occurred. In the event that the courts of any one or more of such states or other jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other states or other jurisdictions within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or other jurisdictions, the above covenants as they relate to each state or other jurisdiction being, for this purpose, severable into diverse and independent covenants. Notwithstanding anything set forth to the contrary express or implied in this Section 5.03(b), nothing set forth in this Section 5.03(b) is intended to limit, in any manner, the provisions of Section 7.03.

      6.  Equitable and Other Remedies.  If Executive commits a breach,
          ----------------------------
or is about to commit a breach, of any of the provisions of Sections 4 or 5 above, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

      7.  Miscellaneous.
          -------------

          7.01  Survival.  Executive's duties under Sections 4, 5 and 6
                --------
shall survive termination of Executive's employment with the Company to the extent provided under such Section.

          7.02  Assignment.  This Agreement and the rights and obligations
                ----------
of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by way of reorganization, or merger and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by Executive.

          7.03  Interpretation.  In case any one or more of the provisions
                --------------
contained in the Agreement shall be held to be invalid, illegal or unenforceable in any respect, for any reason, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall be held to be excessively broad, for any reason, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

          7.04  Notices.  Any notice which the Company is required or may
                -------
desire to give to Executive shall be given by personal delivery, established overnight courier service requiring signature for receipt or registered or certified mail, return receipt requested, addressed to Executive at Executive's address of record with the Company or at such other place as Executive may from time to time designate in writing. Any notice which Executive is required or may desire to give to the Company hereunder shall be given by personal delivery, established overnight courier service requiring signature for receipt or by registered or certified mail, return receipt requested, addressed to the General Counsel of the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery, deposit with courier or the date of mailing such notice shall be deemed to be the date of delivery thereof.

          7.05  Arbitration.  Any dispute, controversy or claim between the
                -----------
parties arising out of this Agreement shall be settled by expedited arbitration conducted in New York City in accordance with the American Arbitration Association National Rules for the Resolution of Employment Disputes (the "Rules") and the laws of the State of New York. In the event that a party requests arbitration, it shall serve on the other party (the "Non-Requesting Party") a written demand for arbitration stating the substance of the controversy, dispute or claim, the contention of the party requesting arbitration and the name and address of the arbitrator appointed by it. The Non-Requesting Party, within twenty (20) days of such demand, shall accept the arbitrator or appoint a second arbitrator and notify the other party of the name and address of this second arbitrator so selected, in which case the two arbitrators shall appoint a third. The decision or award of the single arbitrator or, in the case of three arbitrators, the decision or award of any two arbitrators, shall be final and binding upon the parties. In the event that the two arbitrators fail in any instance to appoint a third arbitrator within twenty (20) days of the appointment of the second arbitrator, either arbitrator or any party to the arbitration may apply to the American Arbitration Association for appointment of the third arbitrator in accordance with the Rules. Should the Non-Requesting Party (upon whom a demand for arbitration has been served) fail or refuse to accept the arbitrator appointed by the other party or to appoint an arbitrator within twenty (20) days, the single arbitrator shall have the right to decide alone, and such arbitrator's decision or award shall be final and binding upon the parties. The decision of the arbitrator or arbitrators shall be in writing and shall set forth the basis therefor. The parties shall abide by all awards rendered in the arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. The Company shall pay all administrative charges, arbitrator's fees, reasonable legal fees and other related expenses of the arbitration (the foregoing fees and expenses are collectively referred to herein as "Arbitration Costs"), provided, however, that Executive shall reimburse the Company for all Arbitration Costs to the extent that his claims and defenses are found to lack any reasonable basis. The foregoing, however, shall not limit the right of either party to seek equitable relief from any court of competent jurisdiction as more particularly
described in Section 6 above or otherwise.   For the purposes hereof, Executive
hereby submits to the jurisdiction of the federal and state courts in New York and notice of demand, process and/or summons in connection with legal proceedings, may be served upon Executive by registered or certified mail in accordance with Section 7.04 with the same effect as if personally served.

          7.06  Waiver.  If either party should waive any breach of any
                ------
provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provisions of this Agreement.

          7.07  Withholding.  All payments made by the Company under this
                -----------
Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

          7.08  Complete Agreement and Amendments.  This Agreement is the
                ---------------------------------
entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

          7.09  Applicable Law.  This Agreement has been negotiated in, and
                --------------
shall be governed by the internal laws of the State of New York.

          7.10  Headings.  The headings of the sections hereof are inserted
                --------
for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

          7.11  Expectations Regarding Employment and Service as Officer
                --------------------------------------------------------
or Director.
- -----------

               (a) The Company and Executive agree that this Agreement expresses all of the expectations between Executive and the Company regarding the term of Executive's employment and Executive's and the Company's right to terminate that employment and supersedes all other prior agreements whether written or oral relating to the Executive's employment, including, without limitation, the Original Employment Agreement. Without limiting the foregoing, Executive acknowledges that the Company, in its sole discretion, may decline in the future to renew his Employment upon termination of this Agreement for any reason.

               (b) Executive confirms that Executive has reviewed this Agreement carefully and understands it. Executive further confirms that Executive has consulted with or been afforded ample opportunity to consult with legal counsel representing Executive concerning this Agreement and any other agreements between or among Executive and the Company.

   IN WITNESS WHEREOF, the parties have hereunto set their hand as of the date first set forth above.



- -----------------------------------------
Craig M. Kanarick (the "Executive")


RAZORFISH, INC.

BY:
   --------------------------------------

ITS:
    -------------------------------------